Exhibit 99.1

News Release

1200 South Hayes Street, Suite 1100, Arlington, VA 22202
www.veridian.com

For Immediate Release

Veridian Reports Strong Third Quarter Financial Results

•	Revenues increase 11% with continued operating margin improvement
•	Third quarter diluted EPS of $0.21
•	Signal acquisition lifts annual revenues to $1 billion and is immediately accretive to EPS

ARLINGTON, VA (November 6, 2002) – Veridian Corporation (NYSE: VNX), a leading provider of information-based systems, integrated solutions and services for mission-critical national security programs, today announced strong results for the third quarter of 2002 and for the first nine months of the calendar year.

Reported Results

     The company reported an 11% growth in revenues to $191.8 million for the third quarter, compared to $172.4 million for the same period in 2001. Growth in sales continued across a broad range of the company’s businesses and reflects the strength in its national security markets. Third quarter 2002 sales include $5.7 million in revenues contributed by Signal Corporation, which was acquired on September 24, 2002. Income from operations rose 22% to $14.4 million, compared to $11.8 million for the same quarter of last year, after adjusting 2001 results for goodwill amortization, acquisition and integration related charges, and pension settlement costs. Veridian has continued to achieve efficiencies in its operations, with operating margins in the third quarter improving to 7.5%, compared to 6.8% in the third quarter of 2001 and 7.1% in the first half of the year. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter was $17.2 million, or 9% of revenues, compared to $14.3 million, or 8.3% of revenues, for the comparable period in 2001. Income from continuing operations before extraordinary items in the third quarter was $7.4 million, versus a loss of $1.1 million for the comparable period in the previous year. The improvement in profitability resulted from sales growth, improvements in operating margins, elimination of the amortization of goodwill, and reduced interest expense. Diluted earnings per share (EPS) in the third quarter of 2002 were $0.21 per share.

     Revenues for the first nine months of calendar year 2002 were $561.0 million, up 10% over revenues in the same period in 2001 of $508.6 million. Income from operations for the first nine months increased 20% to $40.5 million, or 7.2% of revenues, as compared to $33.8 million, or 6.6% of revenues, in the first nine months of calendar year 2001, after adjusting 2001 results for goodwill amortization, acquisition and integration related charges, and pension settlement costs. EBITDA for the first nine months of 2002 was $48.5 million, or 8.7% of revenues, compared to $41.9 million, or 8.2% of revenues, for the comparable period in 2001. Income from continuing operations before extraordinary items in the first nine months of 2002 was $16.2 million, versus a loss of $2.8 million for the comparable period in 2001.

     Veridian added $23.3 million to operating cash flow in the third quarter of 2002 through significant improvement in the management of its account receivables, reducing its days sales outstanding (DSO) by 8 days to 86 days at the end of the quarter. These results are based on Veridian’s operations before the effect of the Signal acquisition. When sales from Signal are included, DSO was further reduced to 82 days as of the end of the third quarter. Net interest expense declined to $2.0 million in the third quarter of 2002 from $7.0 million a year earlier, due to the previously reported restructuring of the company’s balance sheet in connection with its June 2002 initial public offering, as well as lower interest rates associated with the new capital structure.

Signal Acquisition

     On September 24, 2002 Veridian completed its acquisition of Signal Corporation, a U.S. government information technology services provider that posted 2001 revenues of $250 million, $26 million of EBITDA, and $25 million of income from operations. With the addition of Signal, Veridian has become one of the largest technology services companies focused on national security, serving the national intelligence community, the Department of Defense and other elements of the U.S. government, with approximately $1 billion in combined annual revenues, more than 2,000 contracts, and total backlog of $2.3 billion. The Signal acquisition was immediately accretive to EPS.

New Business

     Veridian continued to win significant contracts in all market segments during the third quarter of 2002. In July of 2002, Veridian announced that it won the competition for the Navy’s single-award, five-year, $154 million (maximum order amount) scientific, technical, administrative, research, development, test and evaluation services (STARS) cost-plus-award-fee contract in support of the Naval Air Systems Command Naval Air Warfare Center. Two unsuccessful bidders, including the incumbent contractor, protested Veridian’s win. Recently, the General Accounting Office denied both protests. Veridian expects that it will begin work on the STARS contract in January of 2003. The company anticipates first-year revenues to be at least $15 million.

     Another significant win is a five-year, $39.8 million (potential total value of $70 million with options) U.S. Patent and Trademark Office contract, announced November 4, 2002, to support and protect the PTO’s intellectual property database, one of the world’s largest IP databases. Additional contract wins include a five-year, $24.2 million cost-plus fixed-fee contract to provide electromagnetic environmental effects engineering and technical services for the Navy; a five-year, $20.8 million cost-plus-fixed-fee contract to provide information technology services and integrated logistics to the Coast Guard’s Intelligence Support System and to other components of the Coast Guard’s secure infrastructure; and a five-year, $18.9 million contract to support advanced research in combat identification and sensor fusion technologies for the Air Force.

     Veridian also continued to expand its work within the intelligence community.

CEO Comments

     David H. Langstaff, Veridian’s president and CEO, said, “We are pleased to report a very successful quarter in which we achieved strong financial performance, expanded our national security presence with the closing of the Signal acquisition, and continued to build business momentum with key contract wins in all of our business sectors. The transformation underway within the intelligence, defense and federal agencies – with a focus on information sharing, counter-intelligence, counter-terrorism, cyber security, and C4ISR – will continue to fuel Veridian’s growth and enable us to meet our goal of creating sustainable long-term value for shareholders.”

Outlook

     Based on the progress of the first nine months of the year and the outlook for continued strong spending for national security, Veridian projects its fourth quarter 2002 revenues to be in the range of $255 million to $260 million, and diluted EPS from continuing operations to be in the range of $0.23 to $0.25, assuming a diluted weighted average number of shares outstanding of 35.4 million.

     For 2003, Veridian projects sales to range between $1.10 billion to $1.14 billion, and diluted EPS from continuing operations to be in the range of $1.08 to $1.13.

     The company’s previous guidance was prior to the independent valuation of the intangible assets of Signal. With the independent valuation almost complete, the company estimates that approximately $38 million of the excess of the purchase price over the net tangible assets of Signal Corporation will be allocated to intangibles that will be amortized over a 10-year period, at a rate of $3.8 million per year. The EPS guidance provided above for the fourth quarter of 2002, and for the full year of 2003, reflects reductions of $0.02 and $0.06 per share, respectively, for this amortization. This outlook also does not reflect the impact of any future acquisitions.

Conference Call Information

     Veridian will webcast its third quarter 2002 financial conference call via the Internet today, beginning at 11:00 a.m. ET. To listen, access the Investors section of Veridian’s web site at www.veridian.com/investors and click on the conference call link. A replay of the webcast will be available on the company’s web site through November 13, 2002. A replay of the conference call also will be available by telephone through November 13, 2002 at (800) 428-6051 (U.S./Canada) or (973) 709-2089 (International). The password for the telephone replay is 264648.

About Veridian

     Veridian is a leading provider of information-based systems, integrated solutions and services specializing in mission-critical national security programs for the intelligence community, the Department of Defense, and government agencies involved in homeland security. The company’s capabilities include Network Security and Enterprise Protection; Intelligence, Surveillance and Reconnaissance; Knowledge Discovery and Decision Support; Chemical, Biological and Nuclear Detection; Network and Enterprise

Management; and Systems Engineering Services. For additional information, visit www.veridian.com.

Cautionary Statement About Forward-Looking Statements

     Certain statements and assumptions in this news release contain or are based on “forward-looking” information (that Veridian believes to be within the definition in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties, many of which are outside of our control. Words such as “may”, “will”, “intends”, “should”, “expects”, “plans”, “projects”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or “opportunity” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

     These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts or win new contracts; risks of contract performance; adverse results of U.S. government audits of our U.S. government contracts; and risks associated with complex U.S. government procurement laws and regulations. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in Veridian’s Registration Statement on Form S-1, as amended (File Number 333-83792), and from time to time, in Veridian’s other filings with the Securities and Exchange Commission, among others, its report on Form 8-K and Form 10-Q.

     The forward-looking statements included in this news release only are made as of the date of this news release and we undertake no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

Media contact:	Investor relations:
Dennis Gauci	Maureen Crystal
703.575.3146	703.575.3140
dennis.gauci@veridian.com	maureen.crystal@veridian.com

###

Veridian Corporation
Consolidated Statements of Operations
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended		Nine Months
	September 30,		Ended September 30,

	2002	2001	2002	2001

Revenues	$191,795	$172,419	$561,003	$508,621
Costs and expenses:
Direct costs	126,647	110,031	371,074	328,657
Indirect costs	47,910	48,044	141,381	138,051
Depreciation expense	2,871	2,549	8,024	8,125
Amortization expense	—	2,745	—	8,733
Acquisition, integration and related expenses	—	1,005	—	1,323
(Gain) loss from pension plan settlement	—	747	—	747

Total costs and expenses	177,428	165,121	520,479	485,636

Income from operations	14,367	7,298	40,524	22,985
Other expense:
Interest expense, net	1,983	7,014	13,124	21,009
Other expense, net	—	30	—	125

Other expense, net	1,983	7,044	13,124	21,134

Income from continuing operations before taxes and extraordinary items	12,384	254	27,400	1,851
Income tax expense	4,989	1,316	11,174	4,649

Income (loss) from continuing operations before extraordinary items	7,395	(1,062)	16,226	(2,798)
Loss from discontinued operations, net of tax	—	2,612	—	8,927
Loss on disposal of discontinued operations, net of tax	—	—	1,103	—

Income (loss) before extraordinary items	7,395	(3,674)	15,123	(11,725)
Extraordinary loss on early extinguishment of debt, net of tax	—	—	10,938	—

Net income (loss)	7,395	(3,674)	4,185	(11,725)
Recapitalization charges, preferred dividends and accretion	—	2,090	58,740	6,039

Net income (loss) attributable to Class B common stockholders	$7,395	$(5,764)	$(54,555)	$(17,764)

Earnings (loss) per common share — Basic
Income (loss) from continuing operations	$0.22	$(0.42)	$(2.37)	$(1.17)
Loss from discontinued operations	—	(0.35)	(0.10)	(1.19)
Extraordinary loss on early extinguishment of debt	—	—	(0.61)	—

	$0.22	$(0.77)	$(3.08)	$(2.36)

Earnings (loss) per common share — Diluted
Income (loss) from continuing operations	$0.21	$(0.42)	$(2.37)	$(1.17)
Loss from discontinuied operations	—	(0.35)	(0.10)	(1.19)
Extraordinary loss on early extinguishment of debt	—	—	(0.61)	—

	$0.21	$(0.77)	$(3.08)	$(2.36)

Basic Shares	32,981,790	7,449,335	17,956,602	7,501,808
Diluted Shares	35,363,555	19,832,647	26,315,575	19,909,537

Veridian Corporation
Consolidated Condensed Balance Sheets
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
	2002	2001

Cash and cash equivalents	$10,412	$2105
Receivables, net of allowance	225,599	202,163
Income taxes receivable and deferred income taxes	10,416	6,380
Other current assets	11,053	7,429

Total current assets	257,480	218,077

Net property, plant and equipment	50,483	48,423
Goodwill and other intangible assets	418,647	207,855
Other assets	14,853	11,020

Total assets	$741,463	$485,375

Current liabilities	$137,138	$100,166
Long-term debt, less current installments	296,468	244,646
Long-term liabilities	7,562	7,523

Total liabilities	441,168	352,335

Redeemable preferred stock	—	46,816
Redeemable Clan A common stock	—	108,183
Stockholders’ equity (deficit)	300,295	(21,959)

Total liabilities and stockholders’ equity	$741,463	$485,375